Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this "Agreement") is entered into as of May 1, 2026 (the “Effective Date”), by and between Gevo, Inc., a Delaware corporation (“Gevo”) and Patrick Gruber LLC, a Colorado limited liability company ("Consultant").

Recitals

A.	Gevo desires to obtain the professional services of Consultant in furthering Gevo’s business interests, and Consultant desires to work for Gevo in furtherance of same.

B.	Gevo and the Consultant acknowledge that the Agreement is independent of, and not consideration for, any severance or non-compete payments that Patrick Gruber may otherwise be entitled to as a result of his prior employment with Gevo.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Gevo and Consultant hereby agree as follows:

1.            Scope of Agreement. Consultant shall provide for the benefit of Gevo certain services ("Services"), as set forth in Exhibit A annexed hereto, as requested by Gevo. The Services shall be performed in accordance with customary and reasonable professional standards.

2.            Payment. Payment to Consultant for the Services shall be in accordance with the terms set forth in Exhibit A. Consultant has no right to defer or accelerate any payment under this Agreement.

3.            Independent Contractor. Consultant is an independent contractor and not a partner, joint venturer, employee or agent of Gevo. Neither Gevo nor Consultant has the power or authority to bind the other, contractually or otherwise, and this Agreement shall not be interpreted or construed to impose any liability attributable to such a relationship upon either party.

4.            Confidentiality.

4.1            Obligations. In the course of performing the Services, the parties recognize that Consultant may come in contact with or become familiar with information, which Gevo or its subsidiaries or affiliates may consider confidential (“Confidential Information”). Consultant agrees to keep all such information confidential and not to discuss or divulge it to anyone other than appropriate Gevo personnel or their designees, without the express written permission of Gevo. As used herein, “Confidential Information” shall mean, without limitation: (i) any idea, proposal, plan, information, procedure, technique, formula, technology or method of operation, any written or oral information of a proprietary nature, and any intellectual property owned or licensed by Gevo or relating to Gevo’s or any of its principals’ or affiliates’ business, projects, operations, finances, activities or affairs, whether of a technical nature or not (including trade secrets, know-how, processes, and other technical or business information), or any proposed change thereto, (ii) any other information disclosed by Gevo and designated by Gevo as confidential, and (iii) any other information of a proprietary nature that Consultant knows or should know from its nature or context that Gevo wishes to keep confidential. Consultant shall use its best efforts to assist Gevo in identifying and preventing any unauthorized use or disclosure of any Confidential Information. Without limiting the foregoing, Consultant shall immediately advise Gevo in the event that it learns or has reason to believe that any person who has had access to Confidential Information has violated or intends to violate the terms of this Agreement, and shall reasonably cooperate in seeking injunctive relief against any such person. As between Gevo and Consultant, Confidential Information is and shall remain the sole property of Gevo. Consultant shall not gain any interest or rights in or to the Confidential Information by virtue of its being disclosed to Consultant for the limited purposes contemplated under this Agreement.

4.2            Exclusions. Notwithstanding the obligations set forth in Section 4.1 hereof, the confidentiality obligations shall not extend to information that: (i) is, as of the time of its disclosure, or thereafter becomes, available to the public through a source other than Consultant or another entity having a confidentiality obligation; (ii) was rightfully known to Consultant as of the time of its disclosure; (iii) is required to be disclosed pursuant to a subpoena or court order, whereupon Consultant shall provide prompt written notice to Gevo prior to such disclosure, so that Gevo may seek a protective order or other appropriate remedy; or (iv) is disclosed in a manner authorized by Section 4.5.

4.3            Return of Confidential Information. Upon expiration or termination of this Agreement, or at such earlier time as Gevo may request, Consultant shall promptly, at Gevo’s option, either return or destroy all (or, if Gevo so requests, any part) of the Confidential Information in Consultant‘s possession or control, and all copies thereof, and Consultant shall certify in writing as to its compliance with the foregoing.

4.4            Duration. The confidentiality provisions of this Agreement shall remain in full force and effect for a period of five (5) years from the date of this Agreement; provided that this Agreement shall continue in full force and effect with respect to any Confidential Information that constitutes a trade secret under applicable law for such additional period(s) as such Confidential Information remains a trade secret under such applicable law.

4.5            Protected Disclosures. Nothing in this Agreement shall prohibit or restrict Consultant from: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; (ii) cooperating voluntarily with any governmental agency in connection with any investigation or proceeding; or (iii) filing a charge or complaint with, or communicating with, any governmental agency. Consultant does not need the prior authorization of Gevo to make any such reports or disclosures and is not required to notify Gevo that Consultant has made such reports or disclosures. Pursuant to the Defend Trade Secrets Act of 2016, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or that is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Consultant files a lawsuit for retaliation by Gevo for reporting a suspected violation of law, Consultant may disclose Gevo's trade secrets to Consultant's attorney and use the trade secret information in the court proceeding if Consultant files any document containing trade secrets under seal and does not disclose trade secrets, except pursuant to court order.

5.            Ownership of Work Product.

5.1            Ownership. The parties acknowledge and agree that as between the parties, Gevo shall own all deliverables, materials and information, and all derivative works thereof, including all Intellectual Property Rights therein and thereto, which are created by or for Gevo or otherwise developed in the course of performing the Services, whether produced solely or jointly with others, and first conceived, fixed in tangible form, illustrated in a drawing, described in a written record or actually or constructively reduced to practice during the performance of Services pursuant to this Agreement (collectively, the "Work Product"), except for any Generic Materials (as defined below) that are incorporated or used in the Work Product. All Work Product shall belong exclusively to Gevo, Gevo having the right to obtain and to hold, in its own name, anywhere in the world, all copyrights, patent rights, trademark rights, registrations and any other intellectual property or proprietary protections as may be appropriate to the subject matter, and any extensions and renewals thereof. Such ownership rights shall be exclusive, fully vested in Gevo and indefeasible as of the date of this Agreement. Furthermore, Consultant irrevocably waives its moral rights in any Work Product. Consultant agrees to give Gevo, and any person designated by Gevo, reasonable assistance, at Gevo's expense, required to perfect the rights defined in this Section 5. “Intellectual Property Rights” means intellectual property rights, including, without limitation, all copyrights, trademarks, trade secrets, patents, patent applications, moral rights, and other proprietary rights as may exist now or hereafter come into existence, and all renewals and extensions thereof, regardless of whether such rights arise under the laws of the United States or any other state, country or jurisdiction.

5.2            Generic Materials. Gevo acknowledges and agrees that the Consultant may incorporate into the Work Product certain pre-existing materials, methodologies, templates or designs that are of general application and used or usable generally by Consultant in the provision of services to its customers and that are not specific and unique to the Work Product or the business needs or requirements of Gevo and do not contain or incorporate any of Gevo’s Confidential Information (collectively, the “Generic Materials”). As between the parties, Consultant shall be the exclusive owner of all such Generic Materials. Consultant hereby grants Gevo a non-exclusive, irrevocable, perpetual, worldwide, fully transferable, fully paid and royalty-free right and license to make, use, sell, reproduce, create derivative works of, distribute, perform, display and otherwise exploit any Generic Materials incorporated into the Work Product.

6.            Indemnity. Consultant agrees to indemnify, defend and hold Gevo, its partners, parents, subsidiaries and other affiliates, and their respective successors, assigns, members, principals, officers, directors, employees and agents, harmless from and against any and all claims, actions, damages, losses, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of: (a) any breach by Consultant of any confidentiality obligation under this Agreement; or (b) negligence, gross negligence, willful misconduct, fraud or other unlawful act or failure to act by Consultant.

7.            Term; Termination. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until March 31, 2029, subject to termination by Gevo only for Cause. In addition, the Term shall end automatically upon the date of Patrick Gruber’s death; provided that any monthly amounts earned prior to termination of this Agreement that have not been paid to Consultant prior to termination of this Agreement shall be paid to Consultant promptly following termination of this Agreement in accordance with Exhibit A. For purposes of this Agreement, “Cause” shall mean (i) any conviction of, or pleading of nolo contendre by, the Consultant or its representative Patrick Gruber (hereinafter “Gruber”) for any felony; (ii) any willful misconduct of the Consultant or Gruber which has a materially injurious effect on the business or reputation of Gevo; (iii) the dishonesty of the Consultant or Gruber which has a materially injurious effect on the business or reputation of Gevo; or (iv)  Consultant’s material failure to maintain reasonable availability for, or to perform, the Services as contemplated by this Agreement, after written notice and a reasonable opportunity to cure; or (v) Consultant’s material breach of the terms of this Agreement, including Exhibit A, after written notice and a reasonable opportunity to cure. Notwithstanding the foregoing, Consultant’s entitlement to the any fees under this Agreement are expressly conditioned upon Consultant’s ongoing performance of, and availability for, the Services during such month. Sections 5, 6, 7, and 9 shall survive the termination of this Agreement.

8.            No Publicity. Consultant shall not use Gevo's name or logos in marketing materials, advertising or otherwise, without Gevo's prior written consent in each instance.

9.            General.

9.1            Notice. Any notice required to be given under this Agreement shall be deemed to have been duly given after receipt by the other party, if in writing and delivered: (i) by certified or registered mail, return receipt requested; (ii) by commercial overnight mail service; or (iii) by personal delivery, to the address set forth on the signature page below, or to any subsequent address designated by either party, on notice to the other party pursuant hereto, for the purpose of receiving notices pursuant to this Agreement.

9.2            Assignment; Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives, as the case may be. Gevo may assign this Agreement by giving notice to Consultant. Consultant may not assign this Agreement or subcontract any of its duties or obligations under this Agreement without Gevo’s prior, written consent, and in any event, (i) Consultant shall be responsible for the acts and omissions of its subcontractors, and (ii) any such subcontractors must agree to the terms and conditions of this Agreement.

9.3            Severability. If any provision, section or subsection of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement, including any other provisions, section or subsection.

9.4            Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.5            Waiver. No waiver or forbearance by either party hereto of any rights under this Agreement in any particular instance shall act to preclude such party from exercising those rights in any other instance.

9.6            Governing Law; Venue. This Agreement shall be governed by the laws of the Colorado without regard to any conflict of law principle that might otherwise permit the application of the law of some other jurisdiction. The sole jurisdiction and venue for any litigation arising out of this Agreement shall be an appropriate federal or state court in Denver, Colorado, and the parties irrevocably consent to the personal jurisdiction of such courts.

9.7            Entire Agreement. This Agreement, any Exhibits hereto, and the Employment Agreement as amended and restated effective August 12, 2024 by and between Gevo and Consultant, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be amended except in a writing signed by a duly authorized representative of each of the respective parties. In the event of a contradiction between this Agreement and any Exhibits, this Agreement shall control.

9.8            Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which when taken together shall constitute one and same agreement.

9.9            409A. All payments and reimbursements made under this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or to comply with Section 409A, and shall be interpreted and administered accordingly.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

	GEVO, INC.	PATRICK GRUBER LLC

By:	/s/ Paul Bloom	By:	/s/ Patrick Gruber
	(Signature)		(Signature)

	Name: Paul Bloom	Name: Patrick Gruber
	Title: Chief Executive Officer	Title: Chief Executive Officer
	Address for Notice:	Address for Notice:
	345 Inverness Drive South	[*****]
Building C, Suite 310
Englewood, CO 80112
Attn: Legal Department

EXHIBIT A

SERVICES AND PAYMENT

Services:

Consultant will make Gruber available to provide strategic, technical, and business advisory services as reasonably requested by the Company from time to time, including participation in periodic calls/meetings and review of materials (the “Services”). Services include Consultant’s ongoing availability to the Company,including reserving capacity in Consultant’s schedule, responding to communications within a reasonable time, and participating in calls, meetings, reviews, or advisory discussions as reasonably requested by the Company from time to time. Requests for Services will generally be scheduled on reasonable advance notice, except that Consultant agrees to respond to urgent Company matters as reasonably practicable. The Services may only be performed by Gruber; Consultant may not substitute a different individual to provide the Services hereunder.

Time Commitment. The Services are expected to be less than twenty percent (20%) of the level of services provided by Gruber to Gevo while he was employed by Gevo. Consultant will use commercially reasonable efforts to make Gruber available consistent with this Exhibit A.

For the purposes of clarity, Consultant is not receving cash renumeration under this agreement for his service on the Board of Directors of Gevo and any time spent by Consultant on his duties as a member of the Board of Directors of Gevo shall not count as time spent under this Agreement.

Payment:

$30,000 per month, payable monthly in arrears and is earned solely with respect to Services (including availability) provided during the applicable month. No portion of the fees under this Agreement are earned prior to the performance of such Services. Payment will be due within fifteen (15) days following the end of the calendar month in which the Services are rendered. If the Term ends mid-month, then the last monthly payment will be pro-rated and paid within fifteen (15) days following the end of the Term.

Expenses and Travel:

1)	The Company shall reimburse Consultant for reasonable and necessary out-of-pocket expenses incurred by Consultant in connection with the performance of the Services, including reasonable travel, lodging, meals, and related expenses, provided that such expenses are incurred in accordance with Company policy, if any, as communicated to Consultant from time to time, and are reasonably documented and substantiated and have been pre-approved by the Company.

2)	All reimbursable expenses must be incurred during the Term and submitted for reimbursement within a reasonable period following the date incurred.

Any expense eligible for reimbursement under this Agreement shall be reimbursed within a reasonable time and no later than December 31 of the calendar year following the calendar year in which the expense is incurred. The amount of expenses eligible for reimbursement in one calendar year shall not affect the amount eligible for reimbursement in any other calendar year, and Consultant shall not be permitted to exchange the right to reimbursement for any other compensation or benefit.